UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2013

Griffin Capital Essential Asset REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3104696100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

On May 22, 2013, Griffin Capital Corporation, the sponsor (the “Sponsor”) of Griffin Capital Essential Asset REIT, Inc. (the “Registrant”), entered into a purchase and sale agreement (the “Cigna Purchase Agreement”) with an unaffiliated third party for the purchase of the Cigna property (as defined below). On June 20, 2013, the Sponsor assigned its interest in the Cigna Purchase Agreement to a wholly-owned subsidiary of the Registrant’s operating partnership. The information in this Item 1.01 and Item 2.01 below is qualified in its entirety by the full Cigna Purchase Agreement, which is attached as Exhibit 10.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On June 20, 2013, the Registrant acquired a Class A office campus consisting of two three-story buildings with approximately 232,600 rentable square feet located in Phoenix, Arizona (the “Cigna property”). The Cigna property is leased in its entirety to Connecticut General Life Insurance Company (“Connecticut General”), a wholly-owned subsidiary of the Cigna Corporation (“Cigna”). The purchase price for the Cigna property was approximately $54.5 million, plus closing costs. The purchase price was funded with a draw of $48.3 million under the Registrant’s second amended and restated credit facility with KeyBank National Association (“KeyBank”) and a draw of $5.7 million under the Registrant’s bridge credit agreement with KeyBank, as amended. The remaining purchase price and acquisition fees and expenses earned by and paid to the Registrant’s advisor were funded with proceeds from the Registrant’s public offering.

The Registrant’s advisor earned and was paid $1,362,500 in acquisition fees, plus reimbursement of $272,500 in acquisition expenses in connection with the acquisition of the Cigna property.

Connecticut General provides life, accident, and supplemental health insurance, health care and related employee insurance benefits, and managed medical, pharmacy, and dental care services. Connecticut General has an investment grade credit rating of ‘A’ by Standard & Poor’s and ‘A2’ by Moody’s. Cigna, the parent company of the tenant, is a global health services company which provides products and services exclusively through operating subsidiaries, including Connecticut General. For 2013, Cigna ranked 103rd on the Fortune 500 list of largest companies in the United States, and carries an investment grade credit rating of ‘BBB’ by Standard & Poor’s.

The Cigna property is located in the Deer Valley Submarket of Phoenix, Arizona, as part of a 128 acre master planned community. The Cigna property serves as a regional operations hub in Phoenix, Arizona, which is the only state where Cigna operates a full-service, staffed model medical group. Connecticut General moved into the Cigna property in three phases between 2011 and 2012, consolidating operations from several regional facilities in the Greater Phoenix Area into the Cigna property. The Cigna property now serves as the home office of Connecticut General’s top regional executives. For these reasons, the Registrant believes the Cigna property is a business essential facility to the company’s overall operations.

The Cigna lease, as amended, is a triple-net lease with a remaining term of approximately 10 years upon the Registrant’s acquisition, expiring in July 2023. The current annual base rent is approximately $3,450,000, with rental increases on an annual basis commencing August 2013. Under the Cigna lease, Connecticut General has two five-year renewal options at 95% of the then-prevailing market rent. Connecticut General also has the right, on July 31, 2017, to contract any portion of the premises located on the second and third floors of one of the buildings comprising the Cigna property. Connecticut General must provide one year’s prior written notice and pay certain fees to exercise this contraction option. If Connecticut General exercises its first renewal option, it will also have the right to further contract such building, effective immediately upon delivery of notice of such contraction.

The implied initial capitalization rate for the Cigna property is approximately 6.58%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenant including base rental revenue, parking revenue and expense reimbursement revenue then deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

Griffin Capital Essential Asset REIT Property Management, LLC will be responsible for managing the Cigna property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Cigna property. Griffin Capital Essential Asset REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant, unless such management fee can be recovered from the tenant.

Item 7.01.	Regulation FD Disclosure

On June 24, 2013, Griffin Capital Corporation, the Registrant’s sponsor, issued a press release disclosing the acquisition of the Cigna property described above in Item 2.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibit.

10.1	Cigna Purchase Agreement dated May 22, 2013

99.1	Griffin Capital Essential Asset REIT, Inc. Press Release dated June 24, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Essential Asset REIT, Inc.

Date: June 24, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer